Thursday 14 June 2012

Embargoed until 7am

Carphone Warehouse Group plc

Preliminary results for the year ended 31 March 2012

•	Headline EPS up 4% to 12.6p (2011: 12.1p)

•	CPW Europe EBIT £135m, in line with guidance (2011: £135m)

•	Virgin Mobile France revenue growth of 19% to £390m (2011: £328m)

•	Virgin Mobile France EBIT up 4% to £22m (2011: £21m)

•	Group statutory PBT £762.2m (2011: £67.2m), reflecting the disposal of Best Buy Mobile

•	Group Headline PBT £58.3m (2011: £56.3m)

•	£813m returned to shareholders from Best Buy Mobile disposal

•	Final dividend of 3.25p taking the full year dividend to 5p per share

Outlook and guidance for the year to March 2013

•	CPW Europe: Headline EBIT in the range £130m to £150m

•	Virgin Mobile France: revenue growth of 5-10%

•	Group: Headline EPS in the range 11.5p-13.0p

A reconciliation of Headline results to statutory results is provided in note 5 to the financial review.

Roger Taylor, CEO, said:
“Our core businesses have performed well during the year, delivering a robust performance in a challenging environment. CPW Europe continues to take advantage of its positioning in the Connected World, focusing on its newly designed store format, wider product and service proposition and strong relationships with network partners, all of which have enabled us to meet our EBIT target for the year. Virgin Mobile France proved to be a resilient business in a very competitive market, with strong revenue growth, and we are excited about the opportunities that the move to a Full MVNO and launch of quad-play will bring. Looking ahead, we expect the consumer environment in Europe to remain difficult, but we see opportunities as well as challenges and we are confident in our strategic positioning and operational execution.”

Group operational overview

Following the disposal of our interest in Best Buy Mobile and the closure of Best Buy UK, the Group now comprises our 50% interest in the core European retail business, CPW Europe, and a 47% interest in France's leading MVNO, Virgin Mobile France. In addition, we own properties in London and the north of England, and have substantial cash balances.

CPW Europe

CPW Europe delivered Headline EBIT in line with last year at £135.0m (2011: £134.6m) despite a challenging consumer and mobile market.

Revenue of £3,313.1m was 5.5% lower year-on-year (2011: £3,504.8m), but this was largely anticipated. Revenues associated with our German service provider business fell by around £100m, as we concluded its migration to a more typical retail model. In addition, a lack of attractively priced smartphone products in the prepay segment and a weak consumer environment caused a drop of 30-40% in prepay volumes in some markets. This had an impact on revenue, but a limited effect on profitability.

Looking ahead, pressure on mobile ARPUs as a result of regulation, competition and the challenging consumer environment will continue. Against this, however, the mobile market shift from 18 to 24 month contracts is now complete and we are starting to enjoy the anticipated benefits from our new contract terms with the network operators. We are also seeing continued payback from our investment in the roll-out of our Wireless World store format, as well as continued momentum in non-cellular product categories where we see real opportunity. Although the prepay market currently remains weak, we have some reason to be more optimistic about the increasing availability of lower priced prepay smartphones in the year ahead.

In the UK and in Europe, we have a proven way forward to meet consumers' demand for the Connected World. Built around the central theme of connectivity, our newer format Wireless World stores offer a wider range of mobile and other connected devices and an enhanced level of service. These stores have proved popular with customers and have delivered compelling returns. We had 392 Wireless World stores across the Group as at the end of March 2012 (2011: 106) and we anticipate that the large majority of UK stores will be in the new format within the next two to three years, with continuing progressive conversion in mainland European markets. Within this format we continue to see a promising uptake of the Geek Squad proposition, not only in assurance products but also in service capabilities in-store.

One of CPW Europe's key opportunities is to broaden the non-cellular product category by moving more deeply into tablets, accessories, and app-cessories, making CPW Europe the home of technology and giving our customers many more reasons to come into our stores.

Virgin Mobile France

Virgin Mobile France grew revenue by 18.8% to £390.2m (2011: £328.4m), reflecting postpay growth and the benefit of termination revenues which were earned for the first time during the fourth quarter. Faced with increased competition in the French market since early January, the business has proved to be very robust. Around 70% of the Virgin Mobile France customer base is postpay, and whilst on a net basis we lost customers in January and February, by March we had resumed growth in the postpay segment and delivered significant revenue growth for the quarter. As at the end of March 2012 the customer base was flat year-on-year at 1,917,000.

The business produced Headline EBIT of £21.5m (2011: £20.6m). The EBIT margin was slightly lower than last year reflecting increased investment in higher value postpay customers, which will help to drive both earnings and value over time.

Going forward, with its Full MVNO contracts with both Orange and SFR, Virgin Mobile France can now progressively move its customer base onto this platform, bringing significant benefits of increased flexibility and reduced costs, as well as enabling us to enhance our consumer proposition.

The business also announced recently the launch of a quad-play offer, which provides a new strategic opportunity and value-driver. Whilst still in its early stages, we are anticipating that this offer will attract and retain a higher value customer as we further develop our reach into the French market.

Global Connect

Global Connect is the new capital-light profit share agreement between Best Buy and Carphone Warehouse, which aims to replicate the successful Best Buy Mobile model in jurisdictions outside North America and Western Europe.

Best Buy recently announced that it plans to have six Best Buy Mobile SWAS stores within Five Star, its business in China, by July 2012, with another eight stores planned for August. Under the Global Connect Agreement, Carphone Warehouse Group is entitled to a 20% share in incremental earnings from this business. Plans for new territories are currently being developed and we hope to make announcements in due course.

Discontinued businesses

During the year, the Group disposed of its interest in Best Buy Mobile for an initial consideration of £813m plus a further £25m in consultancy payments over a five year period. CPW Europe's share of pre-tax profits from Best Buy Mobile for the first half of 2011-12 were £45.0m. Our share in this business ended from September 2011.

We also decided to close the 11 trial Best Buy UK stores during the year and concluded this in January 2012. Whilst customer feedback was positive, without national reach the business could not make an acceptable rate of return. Best Buy UK incurred operating losses of £72.5m during the year. Post-tax closure costs of £120.9m have been booked, in line with expectations, of which £45.9m were non-cash asset write-downs, and of which the Group's share was £60.5m.

Outlook and guidance for the year to March 2013

CPW Europe
We expect the consumer environment in Europe to remain challenging in the year ahead along with the continued effect of regulation and competition in the mobile market. However, we see some exciting opportunities and remain confident in our strategic positioning and operational execution.

The effect of reduced subsidies on the prepay market is likely to continue into the coming year, and as a result we expect that connection volumes will show a similar year-on-year decline in the first half of the coming year as we saw in the second half of last, causing the same pattern in like-for-like revenue. However, we remain confident in our opportunity to reinvigorate the prepay market by driving smartphone penetration into that segment, and expect this to mitigate the structural effect of reduced subsidies, particularly in the second half.

We expect continuing pressure on network revenues as a result of regulation, competition and the consumer environment, and expect this in turn to affect CPW Europe's revenues and margins. Against this, the business is set to enjoy the growing benefit of customer revenues beyond the initial contract period, through the commercial terms previously agreed with network operators.

We also anticipate continued returns from our ongoing investment in Wireless World stores, and see exciting opportunity to grow our non-cellular revenues, as more and more products that utilise connected devices come to market.

Overall, we expect Headline EBIT to be in the range £130m to £150m, with the ultimate outturn for the year likely to be dependent on our success in driving smartphones more fully into the prepay segment, and on broader economic conditions in some of our continental European markets.

Cash generation will be a key priority for the business in the coming year, and we expect a working capital inflow of over £100m, reversing the short-term negative pattern that we saw in the year to March 2012.

Given the challenging environment, particularly in some of our continental European markets, we will naturally be exploring various cost reduction opportunities throughout CPW Europe. We will also continue to explore opportunities to gain further scale in a number of our mainland European markets.

Virgin Mobile France
Virgin Mobile France will continue to focus on growing its postpay base and its revenues in the year ahead. While the business is not immune to downward pressure on market ARPUs, we will see the increasing benefit of termination revenues in the coming year, and are targeting year-on-year revenue growth of 5-10%.

We will continue to move customers onto our Full MVNO infrastructure, which provides us with greater strategic flexibility and improved margins. We aim to have at least half of our customers on the new infrastructure by the end of the year.

These improved margins help to counter downward pressure on ARPUs, and as a result, we expect to maintain earnings for the core business at a similar level to 2011-12.

Since the end of last year, Virgin Mobile France has launched a quad-play proposition, providing broadband, landline and TV alongside mobile services. This proposition is in its infancy, but may help the business to attract and retain higher value customers. Investment in this venture is expected to be limited in the coming year, but will be reported separately to provide visibility.

The year ahead will require continued investment in capex, both in relation to the roll-out of Full MVNO infrastructure and on quad-play equipment, which will in turn result in lower levels of cash generation than in 2011-12.

Group
Headline EPS is expected to be in the range 11.5p-13.0p, reflecting the guidance above for the Group's joint ventures and broadly flat net income from wholly-owned operations.

Performance review

CPW Europe

Headline income statement (100% basis) *

	2012 £m	Restated 2011 £m
Revenue	3,313.1	3,504.8
Gross margin	947.4	996.0
GM %	28.6%	28.4%
Operating expenses	(727.8)	(776.9)
EBITDA	219.6	219.1
Depreciation and amortisation	(84.6)	(84.5)
EBIT	135.0	134.6
EBIT%	4.1%	3.8%
Interest	(16.4)	(15.2)
Tax	(22.0)	(24.8)
PAT	96.6	94.6
Group share	48.3	47.3

* Headline results exclude exceptional items and the results of businesses which have been discontinued. Prior year Headline results have been restated to exclude the results of businesses which have been discontinued. For further details see notes 3 and 7 to the financial review.

CPW Europe generated revenues of £3,313.1m, a decrease of 5.5% year-on-year (2011: £3,504.8m). As anticipated, revenues associated with our German service provider business fell by around £100m, as we concluded its migration to a more typical retail model.

CPW Europe saw a like-for-like revenue decline of 4.6%, reflecting structural changes in certain European markets.

The first half of the year saw the impact of the shift from 18 month to 24 month contracts in the UK from mid-2009 onwards which reduced the number of upgrades available in the market. The effect of this shift annualised during the year and the UK business showed growth in postpay connections in the second half of the year.

Regulatory cuts to mobile termination rates in the first half of the year resulted in network operators reducing subsidies on prepay handsets, causing a drop of 30-40% in prepay connection volumes in some markets. While the impact of this was principally seen on relatively low value connections, which had a limited effect on profitability, the revenue lost from these transactions had an adverse impact on like-for-like revenue, particularly in the second half of the year.

Smartphone penetration continued to increase in the postpay segment, driving an improvement in average revenue per connection. The prepay segment was subdued by the reduction of subsidies noted above, together with weak consumer confidence, and smartphone penetration in this category has remained relatively low to date.

Reduced prepay revenues were partially offset by increased non-cellular revenues, where we saw year-on-year growth of over 15% in the second half of the year. Non-cellular is still a very small part of overall revenue, but the potential for growth presented by tablets, accessories, and app-cessories is significant.

The consumer environment continues to be challenging in some of our mainland European markets. We are therefore focusing on scale, structure and strong cost control to help mitigate these challenges.

In December 2011, CPW Europe completed the disposal of its retail operations in Belgium to Belgacom for net cash consideration of £16.5m. CPW Europe recorded a gain of £8.0m on the disposal, although this was substantially offset by the adverse trading impact of having announced the sale to Belgacom in April 2011.

Connection volumes (excluding Belgium and Best Buy UK) dropped year-on-year, falling by 13.9% from 11.4m to 9.8m, reflecting the factors noted above.

CPW Europe opened or resited 195 stores, closed 149 and disposed of 82 in Belgium, ending the year at 2,393 stores, slightly lower than the 2,429 at the start of the year. Within this portfolio, the number of franchise stores increased from 243 at March 2011 to 338 at the end of the year, primarily reflecting growth in France and Spain. In addition to the disposal in Belgium, the decrease in own stores reflects the closure of further stores in Germany along with some smaller stores in other territories.

The business has continued to develop its Wireless World store format. At the start of the year we targeted having 350-400 of these stores by the end of March 2012. We ended the year towards the top end of this range with 392 Wireless World stores across our eight remaining retail markets. We continue to see the benefits of this store format both in our financial results and in our customer service scores and remain committed to converting further stores in the year ahead.

The gross margin percentage increased by 20 basis points year-on-year to 28.6% (2011: 28.4%).

The shift from 18 to 24 month contracts in the UK caused a drop in high margin postpay connections in the first half of the year. Additionally, the business saw the effect of pressure on network ARPUs, due to regulation, competition and the challenging consumer environment, affecting both revenues and margins particularly in the second half of the year.

These effects were countered by the first material benefits of commercial terms agreed with network operators in 2009-10 under which CPW Europe receives a more significant share of customer spend after the initial contract term.

Increasing visibility of customer behaviour beyond the initial contract period has resulted in higher revenues being recognised at the initial point of connection. This incremental revenue has been used to support the customer proposition, reflecting our long-held strategy of investing the benefits of scale and commercial terms into the customer proposition in order to drive market share.

Operating expenses decreased by 6.3% year-on-year to £727.8m (2011: £776.9m). CPW Europe benefited from reduced operating costs in its German service provider business, the gain on the disposal of Phone House Belgium, and ongoing cost reduction initiatives.

CPW Europe's Headline EBIT margin increased from 3.8% to 4.1%, reflecting the factors described above.

During the year CPW Europe refinanced its debt facilities, which were due to expire in 2012, with a new RCF of £400m which matures in July 2015. The costs of the new RCF are significantly lower than the previous debt facility. The interest charge for the year was marginally up year-on-year at £16.4m (2011: £15.2m) as the lower margin paid on the new RCF was offset by the write-off of fees from the previous facility.

CPW Europe had an effective tax rate of 18.5% (2011: 20.8%). The decrease reflects the reduction in the UK rate of tax from 28% to 26% and the resolution of various historical tax issues during the year.

Discontinued businesses and exceptional items

Best Buy Mobile
During the year the Group disposed of its interest in Best Buy Mobile for an initial consideration of £813.0m and a further £25.0m in consultancy payments over a five year period, both of which are payable directly to the Group.
of £7.2m has been recognised in respect of these charges however this was offset by the derecognition of £12.7m of deferred tax assets which are expected to be irrecoverable as a result of the transaction.

As a result of the disposal, CPW Europe's profit share ceased from September 2011. CPW Europe's share of pre-tax profits for the year was £45.0m (2011: £97.9m).

The profit share from Best Buy Mobile, along with certain costs relating directly to the disposal, have been excluded from Headline results in order to provide visibility of the performance of the continuing business.

CPW Europe incurred cash costs of £27.7m in connection with the disposal and recorded non-cash accounting charges of £0.7m. These costs relate principally to the replacement of existing CPW Europe incentive schemes, and the award of 7.0m shares in the Company to CPW Europe executives in recognition of their contribution to the success of Best Buy Mobile and inherent value included within existing incentive schemes. These shares are restricted until 2015, representing an extension on the restrictions to 2014 provided under the previous schemes. CPW Europe agreed to pay £11.7m to the Group in relation to these shares, and incurred further cash costs of £15.0m in relation to employment taxes and other compensation that resulted from the transaction. CPW Europe also incurred fees of £1.0m in relation to the disposal. A tax credit of £7.2m has been recognised in respect of these charges. This has been offset by the derecognition of £12.7m of deferred tax assets which are expected to be irrecoverable as a result of the transaction.

Best Buy UK
During the year CPW Europe closed its Best Buy UK 'Big Box' business. While the 11 trial stores that had been opened had delivered positive customer satisfaction scores, they did not have the national reach to achieve scale, brand economies and an acceptable return on investment. The business ceased trading in January 2012, and all back office operations have been closed. Seven of the 11 leases have been assigned, one of which is subject to planning consent, and options have been granted on the remaining four, which are expected to be exercised during 2012-13.

Best Buy UK incurred operating losses of £72.5m during the year (2011: £62.2m) against which a tax credit of £19.5m (2011: £17.9m) has been recognised. These operating losses, along with the costs of closing the business, have been excluded from Headline results in order to provide visibility of the performance of the continuing business.

Total closure costs of £146.8m have been booked, against which a tax credit of £25.9m has been recognised. Closure costs comprise £45.9m of non-cash asset write-downs, £57.5m in relation to property leases, £10.7m in relation to redundancies and other employee-related costs, and other costs of £32.7m, primarily reflecting stock write-downs and contract exit costs.

Cash flow (100% basis)

	2012 £m	2011 £m
Headline EBITDA	219.6	219.1
Working capital	(170.8)	(35.0)
Capex	(88.3)	(69.4)
Operating free cash flow	(39.5)	114.7
Best Buy Mobile	45.0	97.9
Best Buy UK	(124.5)	(78.0)
Other	(42.1)	(60.3)
Movement in net (debt) funds	(161.1)	74.3
Opening net funds	131.7	57.4
Closing net (debt) funds	(29.4)	131.7

Headline EBITDA was broadly flat year-on-year at £219.6m (2011: £219.1m) for the reasons described above.

CPW Europe experienced a working capital outflow of £170.8m in the year, up from £35.0m in the previous year. The largest part of this increase reflected the temporary build-up of network receivables, as a result of a sales weighting towards networks with less favourable payment terms; these terms are being addressed as part of the finalisation of new long-term contractual agreements.

The working capital absorption also reflects moving to direct supply arrangements on some key handsets.

Capex spend increased to £88.3m (2011: £69.4m) reflecting substantial additional investment in the Wireless World store format and increased investment in IT platforms. These items were offset by proceeds of £16.5m from the sale of Phone House Belgium.

Best Buy Mobile reflects CPW Europe's profit share in this business, as described above.

Total cash costs associated with Best Buy UK were £124.5m, reflecting EBITDA losses of £69.1m, capex of £4.5m and closure costs incurred in the year of £50.9m. Further closure costs of approximately £50m are expected in the year to March 2013, principally in relation to final property exit costs.

Tax payments made during the year reduced to £12.7m (2011: £44.0m) principally reflecting lower tax payments in the UK due to the closure costs of Best Buy UK and lower profits from Best Buy Mobile.

Exceptional cash costs of £10.4m were incurred in the year in relation to the Best Buy Mobile disposal, principally in relation to the incentive schemes described above.

The main other components of other cash flows are interest costs and facility fees associated with the new £400m RCF.

At the end of the year, net debt within CPW Europe was £29.4m (2011: net funds of £131.7m) reflecting the cash flows described above.

Virgin Mobile France

Headline income statement (100% basis)

	2012 £m	2011 £m
Revenue	390.2	328.4
EBITDA	25.7	24.3
Depreciation and amortisation	(4.2)	(3.7)
EBIT	21.5	20.6
EBIT %	5.5%	6.3%
Interest	(2.5)	(2.9)
Taxation	(6.7)	(0.7)
PAT	12.3	17.0
Group share	6.1	8.2

* See note 7 to the financial review.

Virgin Mobile France revenue increased by 18.8% year-on-year to £390.2m (2011: £328.4m) reflecting a higher customer base during the year, an improvement in the quality of customers on the base and the first impact of mobile termination revenue towards the end of the year. Revenue growth at a constant currency was 17.5%.

The closing customer base was flat year-on-year at 1.92m customers; however the quality of the base improved substantially with the postpay base increasing by 7.6% year-on-year to 1.34m as the business benefited from good availability of exciting smartphones and an array of competitive offers.

In the final quarter of the year Iliad launched its mobile offer in France, offering low cost postpay SIM-only propositions. While Virgin Mobile France experienced an initial spike in churn, the impact was limited and the postpay base returned to growth within weeks of Iliad's launch.

The business produced a Headline EBIT margin of 5.5% (2011: 6.3%) with the decrease year-on-year reflecting increased investment in higher value postpay customers, which will help to drive both earnings and value over time. Interest decreased year-on-year from £2.9m to £2.5m, reflecting lower average debt as the business continued to repay shareholder loans during the year.

The tax charge of £6.7m (2011: £0.7m) reflects the rate temporarily applicable in France of 36.1% (standard rate 34.4%) although the impact of the increase in rate is partly reduced by the utilisation of brought forward losses. The prior year benefited from a one-off credit in relation to brought forward losses.

Virgin Mobile France recorded amortisation on acquisition intangibles arising on the acquisition of Tele2 France, of which the Group's post-tax share is £1.3m (2011: £2.2m). This charge is excluded from Headline results to avoid distortion of underlying performance.

Cash flow (100% basis)

	2012 £m	2011 £m
EBITDA	25.7	24.3
Working capital	8.9	2.6
Capex	(12.5)	(6.8)
Operating free cash flow	22.1	20.1
Other	1.1	4.5
Movement in net debt	23.2	24.6
Opening net debt	(63.6)	(88.2)
Closing net debt*	(40.4)	(63.6)

* Comprises shareholder loans of £50.5m (2011: £74.3m) and net cash of £10.1m (2011: £10.7m).

EBITDA increased from £24.3m to £25.7m for the reasons described above. Capex increased year-on-year to £12.5m (2011: £6.8m) reflecting investment in the Full MVNO infrastructure.

The working capital inflow of £8.9m (2011: £2.6m) reflected some one-off items which are not expected to be repeated. Other cash flows reflect interest paid and the impact of foreign exchange. Other cash flows in the prior year include an inflow of £6.7m in relation to the finalisation of the Tele2 France purchase price.

Other Group financials

Headline income statement

	2012 £m	Restated 2011 £m
Revenue	6.4	5.6
Operating expenses	(5.4)	(8.7)
Joint ventures
– CPW Europe	48.3	47.3
– Virgin Mobile France	6.1	8.2
Interest	2.9	3.9
Profit before tax	58.3	56.3
Tax	(0.6)	(1.6)
Profit after tax	57.7	54.7

Earnings per share	12.6p	12.1p

Revenue increased from £5.6m in 2010-11 to £6.4m in 2011-12, reflecting consultancy income associated with the disposal of the Group's interest in Best Buy Mobile. Operating expenses reduced to £5.4m (2011: £8.7m) reflecting provision releases following the resolution of various uncertainties during the year.

Net interest for the year decreased to £2.9m (2011: £3.9m) principally reflecting a reduction in loans to Virgin Mobile France and a reduction in shareholder facilities provided to CPW Europe during 2011-12.

Statutory results

	2012 £m	2011 £m
Headline PAT	57.7	54.7

Best Buy Mobile Disposal
Initial consideration	813.0	—
Operating expenses (post-tax)	(19.7)	—

Share of CPW Europe
Discontinued businesses	(9.8)	13.1
Exceptionals	(77.4)	—

Share of Virgin Mobile France
Amortisation of acquisition intangibles	(1.3)	(2.2)

Statutory PAT	762.5	65.6

Earnings per share	167.0p	14.5p

During the year the Group received initial consideration of £813.0m from the disposal of its interest in Best Buy Mobile.

Operating expenses associated with the disposal relate principally to the award of shares to CPW Europe employees described above, together with the crystallisation of value on certain Group incentive schemes as a result of the disposal. This resulted in the acceleration of non-cash accounting charges for the relevant schemes. Total charges relating to incentive schemes were £17.5m. Professional fees of £3.1m were also incurred in relation to the disposal. A tax credit of £0.9m arose in relation to these costs.

As explained above, the Group's share of results of discontinued businesses and exceptional items within CPW Europe were a net expense of £9.8m (2011: net income of £13.1m) and £77.4m (2011: nil) respectively.

The Group's post-tax share of amortisation of acquisition intangibles in Virgin Mobile France was £1.3m (2011: £2.2m).

These items are excluded from Headline results in order to provide visibility of the underlying performance of the continuing business. A reconciliation between Headline results and statutory results is provided in note 5 to the financial review.

Net funds and dividends

The Group closed the year with net funds of £102.7m (2011: £120.6m) and loans receivable from Virgin Mobile France of £24.3m (2011: £35.7m). The reduction in net funds year-on-year predominantly reflects ordinary dividends paid during the year of £30.6m and the net purchase of own shares at a cost of £27.7m, offset by £32.9m of cash held at the balance sheet date that was returned to shareholders through the deferred capital option of the B/C Share Scheme in April 2012.

We are proposing a final dividend of 3.25p per share, bringing the total dividend for the year to 5.0p (2011: 5.0p). The final dividend is subject to shareholder approval at the Company's forthcoming annual general meeting. The ex-dividend date is Wednesday 4 July 2012, with a record date of Friday 6 July 2012 and an intended payment date of Friday 3 August 2012.

Analysts' presentation and webcast

There will be a presentation for investors and analysts at 9.00 am this morning at the offices of UBS Investment Bank, 100 Liverpool Street, London, EC2M 2RH.

The event will be audio webcast and the presentation slides will be available on our website, www.cpwplc.com.

Dial-in details:
UK/International: +44 (0)20 3136 2054
USA: +1 646 254 3360
Passcode: 8804433

Next announcement

The Group will give a full trading update for the first quarter of the current financial year on 27 July 2012.

For further information

For analyst and institutional enquiries

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Head of PR, CPW Europe	07932 199 659
Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888
020 7638 9571